Exhibit 99.1

Advanced Technology. Enhancing Mobility. Enabling Security.™	Digital Recorders, Inc. Corporate Administration 5949 Sherry Lane, Suite 1050 Dallas, Texas 75225 Phone: (214) 378-8992 Fax: (214) 378-8437 www.digrec.com

PRESS RELEASE

Company Contact:
Veronica B. Marks
Manager, Corporate Communications
Digital Recorders, Inc.
Phone: (214) 378-4776
Fax: (214) 378-8437
E-Mail: veronicam@digrec.com

For Immediate Release

DIGITAL RECORDERS, INC. ANNOUNCES SALE OF
SERIES G CONVERTIBLE PREFERRED STOCK

DALLAS, June 24, 2005 — Digital Recorders, Inc. (DRI) (NASDAQ: TBUS), a market leader in transportation, law enforcement, and security digital communications systems, announced today it had closed the sale of 386 shares of Series G Convertible Preferred Stock (Series G) to Dolphin Offshore Partners, L.P. and to John D. Higgins, Sr., a private investor and Director of the Company, in two separate transactions having a combined purchase price of $1.9 million.

“The aggregate proceeds from the sale will be used to satisfy an unsecured note for $1.6 million arising from the Company’s acquisition of the Mobitec AB subsidiary in 2001, and for general corporate purposes,” David L. Turney, the Company’s Chairman, Chief Executive Officer, and President, said.

In connection with the sale, the Company also issued warrants to purchase 275,714 shares of its common stock at an exercise price of $2.21 per share. The warrants are exercisable at any time for a period of five years after issuance.

ABOUT THE SERIES G CONVERTIBLE PREFERRED STOCK

The Series G shares are convertible at any time into shares of the Company’s common stock at a conversion price of $2.21 per share, which was the market price of the Company’s common stock at the time the parties reached agreement on terms.

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DIGITAL RECORDERS/Page Two

Dividends are payable-in-kind in additional shares of Series G at the rate of 8 percent annually, compounded quarterly, and are subject to certain limited upward adjustments. The Series G shares are not redeemable by the holders, but are redeemable at the Company’s option after five years.

The aforementioned is not intended to be a full description of the terms of the transaction. Instead, a current report on Form 8-K is expected to be filed with the Securities and Exchange Commission on Monday, June 27, 2005, including the relevant closing documents, a copy of which can be obtained from the SEC’s Web site at www.sec.gov.

The Series G shares are expected to be, but have not yet been registered under the Securities Act of 1933, as amended, or state securities laws, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from registration.

ABOUT THE COMPANY

Digital Recorders, Inc. is a market leader in transportation, law enforcement, and security digital communications systems using proprietary hardware and software applications. Our products improve the flow and mobility of people through transportation infrastructure, mitigate security threats, and enhance law enforcement agencies’ surveillance capabilities. Our transportation communications products – TwinVision® and Mobitec® electronic destination sign systems, Talking Bus® voice announcement systems, Internet-based passenger information systems, and computer-aided dispatch/ automatic vehicle locating and monitoring systems – enhance public transportation and mitigate security threats worldwide. Our electronic surveillance tools, including microphone amplifiers and processors, countermeasures devices, speech activity detectors, and noise cancellation equipment, help law-enforcement agencies around the globe arrest and prosecute criminals. For more information about DRI and its operations worldwide, go to www.digrec.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning the Series G Convertible Preferred Stock’s registration; future dividend rates; the expectation or timing of future share conversions, warrant exercises, or redemptions, as well as any statement, express or implied, concerning future events or expectations is a forward looking statement. Use of words such as “expect,” “fully expect,” “expected,” “appears,” “believe,” “plan,” “anticipate,” “would,” “goal,” “potential,” “potentially,” “range,” “pursuit,” “run rate,” “stronger,” “preliminarily,” etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including risks and uncertainties inherent in the process of registering securities; anticipating future dividend rates; or planning for future share conversions, warrant exercises, or redemptions; or the expectation of future liquidity adequate to redeem the shares, as well as other risks and uncertainties set forth in our Annual Report on 10-K filed April 1, 2005, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

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